Exhibit 99.1

Antero Midstream Announces First Quarter 2026 Financial and Operating Results

Denver, Colorado, April 29, 2026—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its first quarter 2026 financial and operating results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026.

First Quarter 2026 Highlights:

•	Gathering volumes increased by 14% compared to the prior year quarter
•	Net Income was $118 million, or $0.25 per diluted share, in line with the prior year quarter
•	Adjusted Net Income was $138 million, or $0.29 per diluted share, a 4% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $288 million, a 5% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $42 million
•	Adjusted Free Cash Flow after dividends was $85 million, an 8% increase compared to the prior year quarter (non-GAAP measure)
•	Repurchased 1.0 million shares for $18 million

Michael Kennedy, CEO and President said, “Antero Midstream delivered another quarter of volume and EBITDA growth while closing the Company’s largest acquisition to-date. Our ability to close the HG acquisition and integrate operations while avoiding any outages during Winter Storm Fern, is a testament to the hard work and dedication of our team.”

Mr. Kennedy continued, “In addition to the integration efforts that remain on schedule, we continue to invest capital to improve the connectivity and market outlets on our gathering systems. These capital projects supported our first dry gas Marcellus Shale pad in over a decade, as well as our first pad on the acquired assets, that were connected during the second quarter. These pads deliver volumetric growth and position Antero Midstream to help supply the rising demand for U.S. Energy.”

Justin Agnew, CFO of Antero Midstream, said “Antero Midstream’s strong balance sheet and consistent Free Cash Flow generation, combined with the sale of our Ohio Utica Shale assets, allowed us to finance the HG Energy acquisition while maintaining leverage in the low 3-times range. Looking ahead we expect our just-in-time organic strategy, bolstered by the highly accretive HG Energy acquisition, to continue delivering high-single digit EBITDA growth in the future.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Adjusted Free Cash Flow after dividends please see “Non-GAAP Financial Measures.”

Share Repurchases

During the first quarter of 2026, Antero Midstream repurchased 1.0 million shares for $18 million. Antero Midstream had approximately $318 million of remaining capacity under its share repurchase program as of March 31, 2026.

Strategic and Operating Updates

Antero Midstream completed its two previously announced strategic transactions during the first quarter. The Company closed on the HG Energy acquisition in early February and closed on the divestiture of its Ohio Utica Shale assets in late February. Operating and financial results include contributions based on the closing dates of each transaction.

Upon closing of the acquisition, Antero Midstream immediately commenced asset integration operations and cost-effective water blending solutions. This included initial facilities and connectivity work that successfully supported the first pad turn-in-line on the acquired assets in the second quarter. In addition, the Company initiated the construction of a pipeline to connect its water system with the acquired water system, which supports additional fresh water delivery volumes and growth in 2027 and beyond.

During the first quarter of 2026, Antero Midstream connected 20 wells to its gathering system and serviced 26 wells with its fresh water delivery system. Capital expenditures were $42 million during the first quarter of 2026. The Company invested $26 million in gathering and compression, $15 million in water infrastructure, and $1 million in the Stonewall Joint Venture.

First Quarter 2026 Financial Results

Gathering volumes increased by 14% compared to the prior year quarter. Fresh water delivery volumes averaged 83 MBbl/d during the quarter, a 21% decrease compared to the first quarter of 2025. Processing volumes from the processing and fractionation joint venture (the “Joint Venture”) increased by 4% compared to the prior year quarter. Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Processing and fractionation capacity were both 100% utilized during the quarter.

	Three Months Ended March 31,
Average Daily Volumes:	2025	2026	% Change
Gathering (MMcf/d)	3,348	3,805	14%
Centralized Compression (MMcf/d)	3,330	3,370	1%
High Pressure Gathering (MMcf/d)	3,106	3,133	1%
Fresh Water Delivery (MBbl/d)	105	83	(21)%
Joint Venture Processing (MMcf/d)	1,650	1,708	4%
Joint Venture Fractionation (MBbl/d)	40	40	—

For the three months ended March 31, 2026, revenues were $314 million, comprised of $250 million from the Gathering and Processing segment and $64 million from the Water Handling segment, net of $21 million of amortization of customer relationships. Water Handling revenues include $40 million from other water handling and high rate water transfer services.

Direct operating expenses were $30 million for the Gathering and Processing segment and $41 million for the Water Handling segment for a total of $71 million. Water Handling operating expenses include $35 million from other water handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $12 million during the first quarter of 2026. Total operating expenses during the first quarter of 2026 included $11 million of equity-based compensation expense and $35 million of depreciation expense. Transaction expense was $9 million related to the HG Midstream acquisition.

Net Income was $118 million, or $0.25 per diluted share, in line with the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, gain on long-lived assets, transaction expense and other, net of tax effects of reconciling items, or Adjusted Net Income, was $138 million. Adjusted Net Income was $0.29 per diluted share, a 4% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2025	2026
Net Income	$120,737	118,266
Amortization of customer relationships	17,668	21,210
Impairment of property and equipment	817	—
Gain on long-lived assets	—	(2,658)
Transaction expense	—	8,689
Other(1)	(5)	(13)
Tax effect of reconciling items(2)	(4,773)	(7,047)
Adjusted Net Income	$134,444	138,447

(1)	Other represents gain on asset sale.
(2)	The statutory tax rate for each of the three months ended March 31, 2025 and 2026 was approximately 26%.

Adjusted EBITDA was $288 million, a 5% increase compared to the prior year quarter. Interest expense was $54 million, a 12% increase compared to the prior year quarter driven by financing for the HG Energy acquisition. Capital expenditures were $42 million during the first quarter of 2026. Adjusted Free Cash Flow before dividends was $192 million and Adjusted Free Cash Flow after dividends was $85 million, an 8% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2025	2026
Net Income	$120,737	118,266
Interest expense, net	48,410	54,029
Income tax expense	36,096	37,639
Depreciation expense	32,748	34,635
Amortization of customer relationships	17,668	21,210
Equity-based compensation	12,402	10,579
Equity in earnings of unconsolidated affiliates	(28,020)	(30,012)
Distributions from unconsolidated affiliates	33,375	35,720
Impairment of property and equipment	817	—
Gain on long-lived assets	—	(2,658)
Transaction expense	—	8,689
Other operating expense, net(1)	44	34
Adjusted EBITDA	$274,277	288,131
Interest expense, net	(48,410)	(54,029)
Capital expenditures (accrual-based)	(37,288)	(41,952)
Current income tax expense	(1,680)	—
Adjusted Free Cash Flow before dividends	$186,899	192,150
Dividends declared (accrual-based)	(107,836)	(106,871)
Adjusted Free Cash Flow after dividends	$79,063	85,279

(1)	Other operating expense represents accretion of asset retirement obligations and gain on asset sale.

The following table reconciles net cash provided by operating activities to Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended March 31,
	2025	2026
Net cash provided by operating activities	$198,942	238,624
Amortization of deferred financing costs	(1,307)	(1,512)
Settlement of asset retirement obligations	210	34
Transaction expense	—	8,689
Changes in working capital	26,342	(11,733)
Capital expenditures (accrual-based)	(37,288)	(41,952)
Adjusted Free Cash Flow before dividends	$186,899	192,150
Dividends declared (accrual-based)	(107,836)	(106,871)
Adjusted Free Cash Flow after dividends	$79,063	85,279

Conference Call

A conference call is scheduled on Thursday, April 30, 2026 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, May 7, 2026 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13758947. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 7, 2026 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Adjusted Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions and Adjusted Free Cash Flow excludes transaction expense related to acquisitions. Adjusted Free Cash Flow after dividends is defined as Adjusted Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Adjusted Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Adjusted Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended March 31,
	2025	2026
Capital expenditures (as reported on a cash basis)	$32,276	38,806
Change in accrued capital costs	5,012	3,146
Capital expenditures (accrual basis)	$37,288	41,952

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash, cash equivalents and restricted cash. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

March 31, 2026
Bank credit facility	$442,400
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
5.75% senior notes due 2033	650,000
5.75% senior notes due 2034	600,000
Consolidated total debt	$3,692,400
Less: Cash, cash equivalents and restricted cash	—
Consolidated net debt	$3,692,400

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, Antero Resources’ and Antero Midstream’s respective ability to integrate acquired assets and achieve the intended operational, financial and strategic benefits from any such transactions, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine, Venezuela and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, risks associated with the successful integration and future performance of acquired assets and operations, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2025 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

For more information, contact Daniel Katzenberg, Vice President – Investor Relations, at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2025	2026
Assets
Current assets:
Cash and cash equivalents	$180,435	—
Restricted cash	82,500	—
Accounts receivable–Antero Resources	106,771	147,086
Accounts receivable–third party	993	3,156
Income tax receivable	1,896	1,896
Current assets held for sale	4,600	—
Other current assets	2,669	2,804
Total current assets	379,864	154,942
Long-term assets:
Property and equipment, net	3,454,572	3,931,657
Investments in unconsolidated affiliates	585,778	580,970
Customer relationships	1,074,087	1,682,303
Operating leases right-of-use assets	—	46,156
Assets held for sale	379,036	—
Other assets, net	10,779	9,836
Total assets	$5,884,116	6,405,864

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$5,366	9,003
Accounts payable–third party	10,368	15,862
Accrued liabilities	91,527	117,576
Short-term lease liabilities	—	13,176
Current liabilities held for sale	2,297	—
Other current liabilities	1,924	1,633
Total current liabilities	111,482	157,250
Long-term liabilities:
Long-term debt	3,222,530	3,665,937
Deferred income tax liability, net	562,996	600,634
Long-term lease liabilities	—	33,415
Liabilities held for sale	3,021	—
Other	12,046	12,179
Total liabilities	3,912,075	4,469,415
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2025 and March 31, 2026
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2025 and March 31, 2026	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 474,060 and 475,028 issued and outstanding as of December 31, 2025 and March 31, 2026, respectively	4,741	4,750
Additional paid-in capital	1,952,524	1,827,496
Retained earnings	14,776	104,203
Total stockholders' equity	1,972,041	1,936,449
Total liabilities and stockholders' equity	$5,884,116	6,405,864

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2026
Revenue:
Gathering and compression–Antero Resources	$238,017	261,999
Gathering and compression–third party	—	295
Water handling–Antero Resources	70,275	72,816
Water handling–third party	505	311
Amortization of customer relationships	(17,668)	(21,210)
Total revenue	291,129	314,211
Operating expenses:
Direct operating	56,830	70,697
General and administrative (including $12,402 and $10,579 of equity-based compensation in 2025 and 2026, respectively)	23,024	22,347
Facility idling	443	545
Depreciation	32,748	34,635
Impairment of property and equipment	817	—
Gain on long-lived assets	—	(2,658)
Other operating expense, net	44	34
Total operating expenses	113,906	125,600
Operating income	177,223	188,611
Other income (expense):
Interest expense, net	(48,410)	(54,029)
Equity in earnings of unconsolidated affiliates	28,020	30,012
Transaction expense	—	(8,689)
Total other expense	(20,390)	(32,706)
Income before income taxes	156,833	155,905
Income tax expense	(36,096)	(37,639)
Net income and comprehensive income	$120,737	118,266

Net income per common share–basic	$0.25	0.25
Net income per common share–diluted	$0.25	0.25

Weighted average common shares outstanding:
Basic	479,064	473,866
Diluted	484,378	477,963

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended March 31,		Increase	Percentage
	2025	2026	or Decrease	Change
Operating Data:
Gathering (MMcf)	301,298	342,446	41,148	14%
Centralized compression (MMcf)	299,718	303,328	3,610	1%
High pressure gathering (MMcf)	279,579	281,950	2,371	1%
Fresh water delivery (MBbl)(1)	9,415	7,506	(1,909)	(20)%
Other water handling (MBbl)(2)	5,179	8,359	3,180	61%
Wells serviced by fresh water delivery	28	26	(2)	(7)%
Gathering (MMcf/d)	3,348	3,805	457	14%
Centralized compression (MMcf/d)	3,330	3,370	40	1%
High pressure gathering (MMcf/d)	3,106	3,133	27	1%
Fresh water delivery (MBbl/d)(1)	105	83	(22)	(21)%
Other water handling (MBbl/d)(2)	58	93	35	60%
Average Realized Fees(3):
Gathering ($/Mcf)	$0.36	0.37	0.01	3%
Centralized compression ($/Mcf)	$0.22	0.22	—	*
High pressure gathering ($/Mcf)	$0.23	0.23	—	*
Fresh water delivery ($/Bbl)(1)	$4.38	4.44	0.06	1%
Joint Venture Operating Data:
Processing (MMcf)	148,523	153,722	5,199	4%
Fractionation (MBbl)	3,600	3,600	—	*
Processing (MMcf/d)	1,650	1,708	58	4%
Fractionation (MBbl/d)	40	40	—	*

*Not meaningful or applicable.

(1)	Fresh water delivery includes fresh water charged at a fixed fee under our water services agreement with Antero Resources.
(2)	Other water handling includes fresh water charged at cost plus 3% for services provided to Antero Resources on its acreage acquired from HG Production and our other fluid handling services charged at cost plus 3% or cost of service.
(3)	The average realized fees for the three months ended March 31, 2026 include annual CPI-based adjustments of approximately 1.5%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended March 31, 2026
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated (1)	Total
Revenues:
Revenue–Antero Resources	$261,999	72,816	—	334,815
Revenue–third-party	295	311	—	606
Amortization of customer relationships	(12,384)	(8,826)	—	(21,210)
Total revenues	249,910	64,301	—	314,211
Operating expenses:
Direct operating	30,030	40,667	—	70,697
General and administrative (excluding equity-based compensation)	7,226	3,281	1,261	11,768
Equity-based compensation	7,596	2,669	314	10,579
Facility idling	—	545	—	545
Depreciation	17,844	16,791	—	34,635
Loss on long-lived assets	(3,229)	571	—	(2,658)
Other operating expense, net	—	34	—	34
Total operating expenses	59,467	64,558	1,575	125,600
Operating income (loss)	190,443	(257)	(1,575)	188,611
Other income (expense):
Interest expense, net	—	—	(54,029)	(54,029)
Equity in earnings of unconsolidated affiliates	30,012	—	—	30,012
Transaction expense	—	—	(8,689)	(8,689)
Total other income (expense)	30,012	—	(62,718)	(32,706)
Income (loss) before income taxes	220,455	(257)	(64,293)	155,905
Income tax expense	—	—	(37,639)	(37,639)
Net income (loss) and comprehensive income (loss)	$220,455	(257)	(101,932)	118,266

(1)	Corporate expenses that are not directly attributable to either the gathering and processing or water handling segments.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2026
Cash flows provided by (used in) operating activities:
Net income	$120,737	118,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,748	34,635
Impairment of property and equipment	817	—
Deferred income tax expense	34,416	37,639
Equity-based compensation	12,402	10,579
Equity in earnings of unconsolidated affiliates	(28,020)	(30,012)
Distributions from unconsolidated affiliates	33,375	35,720
Amortization of customer relationships	17,668	21,210
Amortization of deferred financing costs	1,307	1,512
Settlement of asset retirement obligations	(210)	(34)
Gain on long-lived assets	—	(2,658)
Other operating activities	44	34
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(8,825)	(8,450)
Accounts receivable–third party	35	(246)
Other current assets	(695)	(99)
Accounts payable–Antero Resources	1,629	982
Accounts payable–third party	1,056	6,350
Income taxes payable	1,783	—
Accrued liabilities	(21,325)	13,196
Net cash provided by operating activities	198,942	238,624
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(22,081)	(19,437)
Additions to water handling systems	(8,447)	(18,469)
Additional investments in unconsolidated affiliate	(1,748)	(900)
Acquisition of HG Midstream	—	(1,120,593)
Proceeds from asset sales	5	378,628
Net cash used in investing activities	(32,271)	(780,771)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(112,615)	(111,096)
Dividends to preferred stockholders	(138)	(138)
Repurchases of common stock	(28,569)	(18,013)
Borrowings on Credit Facility	304,300	1,076,900
Repayments on Credit Facility	(311,200)	(634,500)
Payments of deferred financing costs	—	(1,319)
Employee tax withholding for settlement of equity-based compensation awards	(18,449)	(32,536)
Payments on capital lease obligations	—	(86)
Net cash provided by (used in) financing activities	(166,671)	279,212
Net decrease in cash, cash equivalents and restricted cash	—	(262,935)
Cash, cash equivalents and restricted cash, beginning of period	—	262,935
Cash, cash equivalents and restricted cash, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	65,272	44,525
Increase in accrued capital expenditures and accounts payable for property and equipment	5,012	3,146
Increase in accounts receivable–Antero Resources and accounts receivable–third party for the acquisition of HG Midstream	—	11,830
Right-of-use assets obtained in exchange for new operating lease obligations	351	47,473